UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) January 4, 2016
Pennsylvania Real Estate Investment Trust
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2016, pursuant to the terms of the employment agreement between Pennsylvania Real Estate Investment Trust (the "Company") and Ronald Rubin, the Company's Executive Chairman, the Company provided notice of non-renewal of Mr. Rubin's employment agreement, and, consequently, the term of his employment agreement will expire on June 7, 2016. Under the terms of Mr. Rubin's employment agreement, upon the execution of an unconditional release of all claims against the Company, he will receive a payment of $3,500,000 in connection with his departure (the entire amount of which was previously recognized as an expense by the Company and, accordingly, will have no more than a de minimis impact on the Company's results of operations in 2015 or 2016). That amount is in addition to the payment of the amounts accrued under Mr. Rubin's supplemental retirement plan.
All of Mr. Rubin's outstanding unvested restricted shares that are subject to vesting solely based on the passage of time will vest on June 7, 2016. Mr. Rubin will also remain eligible to receive shares under the Company's Restricted Share Unit Programs based on the achievement of the performance metrics established by those programs as if his employment had not terminated.
Mr. Rubin will continue to serve as the Chairman of the Company's board of trustees. In that capacity, commencing with the termination of his employment, he will receive a $100,000 annual retainer, with such amount prorated for the calendar year of 2016.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: January 5, 2016	By:	/s/ Bruce Goldman
	Name:	Bruce Goldman
	Title:	Executive Vice President and General Counsel